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                                                                    Exhibit 11.1

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                                    For the Year
                                                                       Ended
                                                                    December 31,
                                                                        1995
                                                                      -------
Pro forma net income                                                  $18,628
Pro forma weighted average shares outstanding:                        =======
    Actual                                                             59,305
    Dilutive impact of shares issued during the period and treated
    as being outstanding throughout the periods presented               1,777
                                                                      -------
                                                                       61,082
                                                                      -------
Pro forma diluted net income per share                                $  0.30
                                                                      =======